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                           THE VALUE LINE FUND, INC.
                    VALUE LINE INCOME AND GROWTH FUND, INC.
                  THE VALUE LINE SPECIAL SITUATIONS FUND, INC.
                  VALUE LINE LEVERAGED GROWTH INVESTORS, INC.
                         THE VALUE LINE CASH FUND, INC.
                VALUE LINE U.S. GOVERNMENT SECURITIES FUND, INC.
                      THE VALUE LINE TAX EXEMPT FUND, INC.
                       VALUE LINE CONVERTIBLE FUND, INC.
                       VALUE LINE AGGRESSIVE INCOME TRUST
                      VALUE LINE NEW YORK TAX EXEMPT TRUST

                   SERVICE AND DISTRIBUTION PLAN (THE "PLAN")

     The Plan is adopted as of this 16 day of March, 2000, by the Board of Directors or Trustees of each Fund listed above (the "Fund").

     1. The Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") so as to allow the Fund to make payments as contemplated herein, in conjunction with the distribution of shares of Common Stock of the Fund ("Shares"). Payments also may be made by Value Line, Inc., the Fund's investment adviser, out of its fees, its past profits or any other source available to it.

     2. The Plan is designed to finance activities of Value Line Securities, Inc. ("VLS") principally intended to result in sale of the Shares and to include the following: (a) to provide incentive to securities dealers to sell Shares and to provide administrative support services to the Fund and its shareholders; (b) to compensate other participating financial institutions and organizations (including individuals) for providing administrative support services to the Fund and its shareholders; (c) to pay for costs incurred in conjunction with advertising and marketing of Shares including expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, securities dealers and others, and for servicing the accounts of shareholders and (d) other costs incurred in the implementation and operation of the Plan.

     3. As compensation for the services to be provided under this Plan, VLS shall be paid a fee at the annual rate of 0.25% of the Fund's average daily net assets.

     4. All payments to securities dealers, participating financial institutions and other organizations shall be made pursuant to the terms of a Distribution Agreement between VLS and such dealer, institution or organization.

     5. The Board of Directors or Trustees shall be provided, at least quarterly, with a written report of all amounts expended pursuant to the Plan and the purpose for which the amounts were expended.

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     6.   The Plan will become effective at the later of July 1, 2000 or upon approval by (a) a majority of the outstanding shares of Common Stock of the Fund and (b) a majority of the Board of Directors or Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     7. The Plan shall continue unless terminated in accordance with the terms stated below, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided by the Act.

     8. The Plan may be amended at any time by the Board of Directors or Trustees provided that (a) any amendment to increase materially the costs which the Fund may bear pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund and (b) and material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 (b) hereof.

     9. The Plan is terminable without penalty at any time by (a) vote of a majority of the Board of Directors or Trustees of the Fund, including a majority of the Directors or Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) vote of a majority of the outstanding voting securities on the Fund.

     10. While the Plan is in effect, the selection and nomination of Directors or Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Directors or Trustees who are not "interested persons."

     11. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period not less than six years from the date thereof, the first two years in an easily accessible place.